UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BUTLER NATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BUTLER NATIONAL CORPORATION
One Aero Plaza
New Century, Kansas 66031
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 1, 2025
To the Stockholders of Butler National Corporation:
Notice is hereby given that the 2025 Annual Meeting of Stockholders of Butler National Corporation (the “Company” or “Butler National”) will be held at Hallbrook Country Club, 11200 Overbrook Rd., Leawood, Kansas 66211, on Wednesday, October 1, 2025, at 10:00 a.m., local time. The purpose of the meeting is to:
1.Elect one (1) director to serve for the term of two (2) years or until a successor is elected and qualified;
2.Ratify the selection of RBSM, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2026;
3.Vote on an advisory basis to approve the compensation of the Company Named Executive Officers; and
4.Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
The Board of Directors has fixed the close of business on August 5, 2025, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,
CHRISTOPHER J. REEDY President and Secretary
New Century, Kansas
August 19, 2025
YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. IF YOU RECEIVED A PAPER COPY OF A PROXY CARD BY MAIL, YOU MAY SUBMIT YOUR PROXY CARD BY SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

BUTLER NATIONAL CORPORATION
One Aero Plaza
New Century, Kansas 66031
PROXY STATEMENT
Important notice regarding the availability of proxy materials. The proxy statement and proxy card are available to view or download at www.proxyvote.com for the stockholder meeting on October 1, 2025.
This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by Butler National Corporation’s Board of Directors to be voted at the Annual Meeting of Stockholders to be held on Wednesday, October 1, 2025, at 10:00 a.m. local time, or any postponements or adjournments thereof.
Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. On August 19, 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record as of August 5, 2025, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.
Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person at the annual meeting by 11:59 p.m., Eastern Time on Tuesday, September 30, 2025.

INFORMATION ABOUT THE ANNUAL MEETING
Who is entitled to vote?
You may vote if you owned shares of our common stock at the close of business on August 5, 2025, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 64,854,736 shares of Butler National common stock outstanding and entitled to vote.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholders of Record. If your shares are registered directly with our transfer agent, EQ by Equiniti, you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.
Beneficial Owners. Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2025 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.
How do I vote by proxy?
Stockholders of Record.
1.You May Vote by Mail. You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.
2.You May Vote by Telephone or the Internet. You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (proxyvote.com) or by telephone (1-800-690-6903) must be received by 11:59 p.m. Eastern Time on September 30, 2025.
3.You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.
Beneficial Owners.
If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.
Can I change my vote?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Butler National’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).
Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?
Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.
Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors and compensation of Named Executive Officers, unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors and the compensation of Butler National’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.
Can I vote in person at the annual meeting instead of voting by proxy?
Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.
How many shares must be present to hold the meeting?
A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of 35% of the shares of Butler National common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.
How many votes are required to elect the director nominees?
Because this is an uncontested election, a nominee for director is elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation. In considering whether to accept or reject the tendered resignation, the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Board consideration regarding whether or not to accept the tendered resignation.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.
How many votes are required to approve the proposals other than the director nomination proposal?
The advisory approval of the compensation of Butler National’s Named Executive Officers and the ratification of the appointment of RBSM, LLP as the Company’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.
What effect will abstentions and broker non-votes have on the proposals?
Shares voting “ABSTAIN” with respect to any nominee for director will be excluded entirely from the vote. Shares voting “ABSTAIN” on the advisory vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm, will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes will not affect the outcome of the election of directors or the advisory vote on executive compensation. We do not anticipate any broker non-votes on the ratification of the appointment of the Company’s independent registered public accounting firm because we believe applicable rules will deem this matter routine and brokers, trustees and other nominees will have discretionary authority to vote.

CORPORATE GOVERNANCE

The system of governance practices followed by the Company is memorialized in the Company’s bylaws, its Corporate Governance Guidelines, and in the written charters of the three standing committees of the Board of Directors (the Audit Committee the Compensation Committee, and the Nominating and Governance Committee). The charters are intended to provide the Board of Directors with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management.
The committee charters are reviewed annually and updated as necessary to reflect evolving governance practices and changes in regulatory requirements.
The Board has adopted Corporate Governance Guidelines establishing standards with respect to Board governance and meetings, Board composition, selection and election of directors, director responsibility, director access to management and independent advisors and the roles of the Executive Chairman and the Lead Independent Director.
Each of the Board’s committee charters and the Corporate Governance Guidelines are available free of charge on the Company’s website under the investor relations section.
The Company has adopted a Standard of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The latest version of the Standard of Business Conduct and Ethics was filed as Exhibit 14.1 of the Company’s Form 8-K filed September 29, 2022.
Meetings
The Board of Directors held nine (9) meetings in fiscal 2025, excluding actions by unanimous written consent. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during fiscal 2025. The Board has adopted a policy that absent unusual circumstances, directors are expected to attend the annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2024 annual meeting of stockholders, except R. Warren Wagoner who left the Board at the conclusion of the meeting.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Ms. Julie Bowen, Chair	Mr. Jeffrey D. Yowell, Chair	Mr. Joseph P. Daly, Chair
Mr. Michael A. Loh	Mr. Joseph P. Daly	Mr. Michael A. Loh
Mr. Jeffrey D. Yowell
Mr. Jeffrey D. Yowell served as an independent director on the Nominating and Governance Committee prior to his appointment as Executive Chairman of the Board on January 13, 2025.
Ms. Julie M. Bowen joined the Board and the Audit Committee as an independent director on April 11, 2025 and was appointed chair of the Audit Committee effective July 17, 2025.
Mr. John M. Edgar served as a director and member of the Compensation Committee prior to his resignation effective July 3, 2025.
Mr. David B. Hayden served as a director and chairman of the Audit Committee prior to his retirement effective July 11, 2025.
Audit Committee
Mr. Loh and Ms. Bowen are independent members of the Audit Committee under applicable Nasdaq listing standards. Mr. Jeffrey D. Yowell qualified as an independent director prior to assuming the role as Executive Chairman of the Board on January 13, 2025. The Audit Committee met four (4) times during fiscal year 2025, excluding actions by unanimous written consent. Mr. Loh and Mr. Yowell attended each Audit Committee meeting. Ms. Bowen was appointed to the Board and Audit Committee on April 11, 2025.
The Audit Committee is primarily concerned with the effectiveness of the Company accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized (i) to make recommendations to the Board of Directors regarding the engagement of the Company’s independent auditors, (ii) to review the plan, scope and results of the annual audit, the independent auditors’ letter of comments and management response thereto, (iii) to approve all audit and non-audit services, (iv) to review the Company policies and procedures with respect to internal accounting and financial controls and (v) to review any changes in accounting policy.
Audit Committee Financial Expert
The Company’s Board of Directors has determined that Ms. Julie M. Bowen is an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission. The Board of Directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert. The Board of Directors believes that Ms. Bowen is the sole audit committee member who has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.”
Compensation Committee
The Compensation Committee held one (1) meeting and acted by unanimous consent three (3) times in fiscal year 2025. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:
•Review and approve annual levels of base salary, bonus and other compensation for all Named Executive Officers of Butler National;
•administration of Butler National’s incentive compensation and equity-based compensation plans; and
•make recommendations to the Board of Directors with respect to Butler National’s compensation of non-employee directors.
Mr. Daly qualifies as (i) an independent director under applicable Nasdaq rules and Rule 10C-1 of the Securities Exchange Act of 1934 and (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. Prior to his appointment as Executive Chairman in January 2025, Mr. Yowell also qualified as an independent director. Prior to his resignation on July 3, 2025, the Board determined that Mr. Edgar was not independent due to his law firm providing professional services to the Company, among other factors. Due to the status of the directors serving on the Compensation Committee as independent directors, in July 2025, the Board (with Mr. Reedy taking no part and abstaining) reviewed, approved and ratified all issuances of equity compensation to executive officers occurring in calendar 2025.
Nominating and Governance Committee
The Nominating and Governance Committee met one (1) time in fiscal year 2025. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee Charter and include, among others, the following:
•review the size and composition of the Board and make recommendations to the Board as appropriate;
•advise and make recommendations to the Board on corporate governance matters;
•review criteria for election to the Board and recommend candidates for Board membership;
•review the structure and composition of the Board committees and make recommendations to the Board as appropriate;
•develop and oversee an annual self-evaluation process for the Board and its committees;
•evaluate, at least annually, the overall effectiveness of the Board and its committees and provide recommendations to the Board as appropriate;

•provide recommendations to the Board on other matters relating to the practices, policies, and performance of the Board as appropriate;
•provide oversight of corporate ethics issues and, at least annually, review and assess the adequacy of the Company’s Standard of Business Ethics and Conduct; and
•provide oversight of the Company’s major non-financial reporting enterprise risk assessment and management processes not retained by the Board or otherwise allocated to another Board committee.
Qualifications, Skills and Nominations of Directors
The Nominating and Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience. The Nominating and Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, such as avionics, aircraft modifications and gaming. Each of the Company’s current directors has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.
The Nominating and Governance Committee believes that each of the current directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience, and thought, and the commitment to devote significant time and energy to service on the Board and its Committees.
Neither the Board nor the Nominating and Governance Committee has a formal policy with respect to the diversity of directors. However, the Nominating and Governance Committee believes that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.
The Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines when considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the businesses. While the selection of qualified directors is a complex process that requires consideration of many intangible factors, directors and candidates for director generally should, at a minimum, meet the following criteria:
•Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the interests of Butler National Corporation and its stockholders;
•Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;
•Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and
•Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other directors.
A director employed on a full-time basis may not serve on the board of directors of more than two (2) public companies (i.e., not more than one board in addition to service on the Company’s Board) without prior approval of the Board. No director may serve on the board of directors of more than three (3) public companies (i.e., not more than two boards in addition to service on the Company’s Board) without prior approval of the Board.
No director shall serve as a director, officer or employee of a competitor of the Company.
Directors will not be nominated for re-election after their 75th birthday unless the Board grants an exemption based on special circumstances. When determining whether to grant an exemption, the Board will evaluate the director’s expertise, skills, experience, background, and ongoing contributions to the Board and the Company.
If a stockholder suggests a director nominee, the Company reserves the right to request such stockholder furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of such nominee. The additional information would likely include a request to provide:
•All information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (including such nominee’s written consent to being named in the proxy statement and to serving as a director if elected);
•A statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors;
•A description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationships, between the nominating stockholder and beneficial owner, if any (and any of their respective affiliates and associates) and each proposed nominee, including any information that would be required to be disclosed under Rule 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, were the “registrant” for purposes of such rule and the nominee were the director of such registrant;
•A completed and signed questionnaire with respect to the background and qualifications of the nominee and the background of any other person or entity on whose behalf the nomination is being made and a completed and signed representation and agreement that (a) such nominee is not and will not become a party to any agreement with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with the nominee’s fiduciary duties as a director, (b) such nominee is not and will not become a party to any agreement with any person other than the Company with respect to any action or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (c) in such nominee’s individual capacity and on behalf of any person on whose behalf the nomination is being made, the nominee would be in compliance, if elected as a director, and will comply, with all applicable policies and guidelines of the Company; and
•A completed background investigation as would be required by the Kansas Racing and Gaming Commission. All members of the board of directors must meet the requirements of the Kansas regulations for involvement in management services for gaming or be a member of the board of directors of the Company.
Board’s Role in Risk Oversight and Board Leadership Structure
The Board has established the position of Executive Chairman of the Board of Directors.
The Executive Chairman is responsible for management of the Board’s affairs, including ensuring that the Board is organized properly, functions effectively and fulfills its responsibilities. In addition to the powers and responsibilities identified in the Company’s Bylaws and the Corporate Governance Guidelines, the Executive Chairman:
•provides leadership in Board matters that have a significant impact on the Company’s business;
•provides support and advice to the CEO;
•promotes effective communication on developments occurring between Board meetings;
•prepares, in collaboration with the CEO and the Lead Independent Director, the meeting schedules and agendas of the Board;
•guides the CEO and to the Company on the Company’s general strategic direction and objectives, and leads the processes for the Board’s review and approval of strategic and financial plans;
•advises and counsels, with the Lead Independent Director, committee chairs with respect to agendas, information needs and subject matters under review relating to committee meetings;

•participates in the identification and recruitment of potential directors; and
•supports the CEO in representing the Company in interactions with stockholders, investors and media.
Because the Executive Chairman is not “independent,” the Board uses a Lead Independent Director, who is selected by the independent directors of the Board. The independent directors elected Joseph P. Daly as Lead Independent Director for the board term ending October 1, 2025. In addition to other powers and responsibilities identified in the Corporate Governance Guidelines, the Lead Independent Director:
•provides the Chairman input into agendas for Board meetings;
•advises the Executive Chairman and CEO as to quality, quantity, and timeliness of the flow of information from management that is necessary to ensure non-employee directors perform their duties appropriately;
•chairs all meetings of the Board of Directors at which the Executive Chairman is not present;
•coordinates, and develops the agenda for, chairs and moderates meetings of independent directors;
•acts as a liaison between the independent directors and the Executive Chairman or the CEO on sensitive issues and when necessary, ensures the full discussion of those issues at Board meetings;
•provides input to the Board regarding the CEO’s performance and meets with the CEO and Executive Chairman to discuss the Board’s evaluation of the CEO; and
•guides the Board’s, with the Executive Chairman, in planning for CEO succession.
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees.
The Audit Committee focuses on key business and financial risks and related controls and processes.
The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee structures the Company’s executive compensation program to reduce the possibility that the executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. Based on this review and analysis, the Compensation Committee concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
The Nominating and Governance Committee is responsible for recommending director candidates to the Board of Directors and for providing oversight of corporate ethic issues. Further, the Nominating and Governance Committee is responsible for non-financial risk assessment and management processes not retained by the Board or otherwise allocated to another Board Committee; provided, however, that the full Board takes responsibility for cybersecurity related risk oversight.
The Audit, Compensation, and Nominating and Governance Committees provide reports to the full Board. The oversight responsibility of the Board and its committees are enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks.
Prohibition Against Short Sales, Hedging, Pledging and Margin Accounts
Under the Company’s insider trading policy, employees, including the Named Executive Officers, and directors, are prohibited from engaging in short sales of Company common stock or in transactions involving puts, calls, or other derivative securities or in hedging transactions (such as zero-cost collars and forward sale contracts) with respect to the Company’s stock. Additionally, such employees, including the Named Executive Officers, and directors are prohibited from holding Company stock in a margin account and from pledging Company common stock as collateral for indebtedness.
Director Stock Ownership Guidelines
In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at two times the then-current annual cash retainer for non-employee directors. Under Company policy, non-employee directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines. All of our non-employee directors are in compliance with their ownership requirements.
Majority Voting Standard for Director Elections
The election of directors at the 2025 annual meeting of stockholders is an uncontested election under the Company’s Bylaws. Because this is an uncontested election, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Nominating and Governance Committee recommendation or Board decision whether to accept the tendered resignation.
Election to the Company’s Board of Directors in a contested election is by a plurality of the votes cast at any meeting of stockholders having a quorum. An election will be considered contested if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.
Legal Proceedings Involving a Director or Executive Officer
The Company is pleased to confirm that during the past ten years:
•No director or officer has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding, exclusive of traffic violations.
•No petitions under the Federal bankruptcy laws have been filed by or against any business or property of any director or officer of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.
•No director or officer has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.
•No director or officer has been convicted of violating a federal or state securities or commodities law.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS:
The executive officers of the Company are elected each year at the annual meeting of the Board of Directors held in conjunction with the annual meeting of stockholders. The executive officers of the Company are as follows:

Name	Age	Position
Christopher J. Reedy	58	President, Chief Executive Officer and Secretary
Adam B. Sefchick	47	Vice President and Chief Financial Officer
Tad M. McMahon	58	Former Chief Financial Officer
Joe Aric Peters	50	Former Vice President – Sales and Marketing
Christopher J. Reedy worked for Colantuono & Associates, LLC from 1997 to 2000 in the area of aviation, general business and employment counseling, and from 1995 to 1997 with the Polsinelli, White firm. He was involved in aviation product development and sales with Bendix/King, a division of Allied Signal, Inc. from 1988 through 1993. Mr. Reedy joined the Company in November 2000.  Previously, Mr. Reedy was Vice President and Secretary of the Company since 2005. Mr. Reedy became President and Chief Executive Officer in May 2023. Mr. Reedy was appointed to the Butler National Corporation Board of Directors in February 2024. In August 2024, Mr. Reedy was appointed as Chairman of the Board and served until January 2025.
Adam Sefchick, a Certified Public Accountant with over 20 years of accounting and financial analysis experience, has provided financial reporting and accounting services to public and private companies. Prior to working with the Company, Mr. Sefchick served as Chief Accounting Officer during his employment at Jack Cooper Investments, Inc. (2015-2025), Controller at SmartVet Holdings, Inc. (2014-2015) and Audit Senior Manager (2002-2014) at Grant Thornton. Mr. Sefchick has a Bachelor of Science degree in Business Administration/Accounting and a Master of Science in Business and Information Systems from the University of Kansas. Mr. Sefchick joined the Company as CFO on May 14, 2025.
Tad M. McMahon’s served as Chief Financial Officer from March 2017 until January 2, 2025. Tad M. McMahon worked in public accounting as an auditor with KPMG, LLP and Grant Thornton, LLP from 1993 to 2000 focusing on manufacturing clients. Mr. McMahon worked in private industry from April 2000 to August 2008 when he joined the Company. Mr. McMahon served as corporate Secretary from May 2023 to January 2025.
Joe Aric Peters served as an executive officer, Vice President – Sales and Marketing from October 2023 until his termination on May 1, 2025. Mr. Peters joined Butler National Corporation in 1999 focused on sales for the Special Mission Electronics – Tempe and marketing for Aircraft Modifications. In 2013, Mr. Peters was promoted to Director of Sales for Aircraft Modifications. From June 2022 until July 2024, Mr. Peters served on the Company’s Board of Directors. As part of an internal reorganization of the Company’s sales team and related reporting structure of personnel, Mr. Peters employment was terminated on May 1, 2025.
Mr. Reedy, Mr. McMahon and Mr. Peters are the Named Executive Officers who appear in the compensation tables of this Proxy Statement. Mr. Sefchick is a current executive officer, but because his employment commenced in May 2025, he does not qualify as a Named Executive Officer for the fiscal year ended April 30, 2025.
Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our listed officers. This “Executive Compensation” section presents compensation earned by the Named Executive Officers for fiscal years ending April 30, 2024 and 2025.
Our Compensation Philosophy
Butler National Corporation’s executive compensation program is designed and administered by the Compensation Committee of the Board of Directors. The Compensation Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the elements of each component of compensation, including reviewing and revising  the executive officer compensation plans, programs, and guidelines as appropriate. The Compensation Committee also consults with management regarding non-executive employee compensation programs.

The core element of our overall compensation philosophy is the alignment of pay and performance. Total compensation varies with individual performance and Butler National’s performance in achieving financial and non-financial objectives. Our equity plans are designed to ensure that executive compensation is aligned with the long-term interests of our stockholders. The Compensation Committee and our management believe that compensation should help to recruit, retain, and motivate the employees that the Company will depend on for current and future success. The Compensation Committee and our management also believe that the proportion of “at risk” compensation (variable cash compensation and equity) should rise as an employee’s level of responsibility increases. This philosophy is reflected in the following key design priorities that govern compensation decisions:
•pay for performance;
•employee recruitment, retention, and motivation;
•cost management;
•egalitarian treatment of employees;
•market analysis;
•alignment with stockholders’ interests; and
•continued focus on corporate governance.
Each element of compensation reflects one or more of these design priorities. In most cases, our employees, except for our executive officers and a few key employees, are employed at will, without employment agreements, severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Butler National. Retirement plan programs are broad-based; Butler National does not provide special retirement plans or benefits solely for executive officers.
Total compensation for the majority of our employees including the Named Executive Officers, includes two or more of the following components:

PAY COMPONENT	BRIEF DESCRIPTION
Base salary	Paid to provide a fixed form of executive compensation for performing daily responsibilities. Described below under “Base Salary.”
Annual Cash Bonus Plan	Paid as cash bonus to motivate individual employees as a reward for outstanding performance of a task. Described below under “Cash Bonus.”
Equity Awards	Equity Awards are granted by the Compensation Committee to align management objective toward improved earnings and retention of the management team. The 2016 Equity Incentive Plan empowers the Compensation Committee to issue awards as stock options, restricted stock or restricted stock units. Equity Awards are paid to motivate and reward executives over an appropriate time period and is also used for executive retention. Further described below under “Equity Awards.”
Retirement benefits	We pay the required federal and state retirement contributions, the required unemployment contributions and match the employee’s contribution to their account in the Butler National Corporation 401(k) plan according to the parameters set forth in the plan. Retirement benefits are paid for executive retention.
Health and welfare benefits	Employees electing to participate in the various insurance plans offered by the Company receive a payment for a share of the health, dental, vision and life insurance costs for the employee. Health and welfare benefits are paid for executive retention.
The Compensation Committee and management continue to believe that a similar method of compensating all employees with cash, equity and retirement benefits supports a culture of fairness, collaboration, and egalitarianism.
The Company provides its stockholders with the opportunity to cast an advisory vote on executive compensation in connection with the Annual Meeting of Stockholders. The Company believes that it is appropriate to seek the views of the stockholders on the design and effectiveness of the Company’s executive compensation program. As an advisory vote the proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders and considers the outcome of the vote when making compensation decisions for named executive officers.

Determining Executive Compensation
The Compensation Committee process for determining compensation includes a review of Butler National executive compensation and practices, and an analysis, for each Butler National executive officer, of all elements of compensation. In conducting an annual performance review and determining appropriate compensation levels, the Compensation Committee meets and deliberates outside the presence of the executive officers. In determining base salary, the Compensation Committee reviews Company and individual performance information and the Company employment agreement obligations (if any) discussed below. The Compensation Committee also reviews the executive officer compensation mix of peer companies to help identify the compensation mix that is needed to attract and retain talent. The Compensation Committee has used third-party compensation consultants in the past to help design compensation and incentive plans. The Compensation Committee is authorized to engage consultants as deemed necessary.
Base Salary
The Compensation Committee establishes executive officers’ base salaries at levels that it believes are reasonable for comparable positions. When the Compensation Committee determines the executive officers’ base salaries during the the year, the Compensation Committee takes into account each officer’s role and level of responsibility at the company. In general, executive officers with the highest level and amount of responsibility have received the highest base salaries. The Compensation Committee considered the current economic conditions and determined any compensation changes to be made in fiscal 2025.
The table below sets forth the Base Salary for the Named Executive Officers in Fiscal Year 2025 compared to Fiscal Year 2024:

Officer*	Base Salary (FY 2024)	Base Salary (FY 2025)	Percentage Change
Christopher J. Reedy	$595,000	$580,000	(2.5)%
Joe A. Peters	$610,000	$538,667	(11.7)%
*Mr. McMahon left the Company’s employment prior to the Compensation Committee finalizing FY 2025 compensation. Mr. Sefchick was not employed by the Company during FY 2025.
Cash Bonus
In 2025, the Compensation Committee adopted the Annual Cash Bonus Plan. The purpose of the Plan is to enable the Company to attract and retain employees, including named executive officers, by providing a competitive cash bonus program that rewards outstanding performance. Pursuant to the Plan, salaried employees of the Company and any entity controlled by the Company, are eligible to receive compensation based on attainment of certain performance goals (the “Performance Goals”). The Committee determines the individuals that may participate in the Plan, select the period for which performance is calculated, and establish the Performance Goals for each participant. The annual cash incentive awards provide for target and maximum payouts. The Performance Goals and weight of each Performance Goal for Mr. Reedy and Mr. Peters were revenue – 35%, operating income – 40%, and personal performance Key Performance Indicators (“KPIs”) – 25%.
The table below sets forth the potential payouts under the Annual Cash Bonus Plan for fiscal year 2025 for the Named Executive Officers:

Officer*	Payout at Target	Payout at Maximum
Christopher J. Reedy	$215,000	$365,000
Joe A. Peters	$169,000	$244,000
*Mr. McMahon left the Company’s employment prior to the Compensation Committee finalizing FY 2025 compensation. Mr. Sefchick was not employed by the Company during FY 2025.
Executive officers also participate in the Board’s discretionary 401(k) match and profit sharing contribution made to all employees based on the Company’s fiscal performance.

Equity Awards
The Compensation Committee provides long-term equity awards to the executive officers in the form of restricted stock to align the interests of the executives with the interests of our stockholders, reward executives for stock appreciation over a multi-year period and for executive retention.
The Company believes that the disclosure of material non-public information should not be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of equity-based awards, and we do not time the grant of equity-based awards to take advantage of the disclosure of information. The Company did not grant stock options or stock appreciation rights in fiscal 2025.
There were two awards to Named Executive Officers in fiscal 2025 and no awards in 2024. On January 7, 2025, Christopher Reedy, received an equity award of Restricted Stock equal to $135,000 (78,034 shares) and Joe A. Peters received an equity award of Restricted Stock equal to $15,000 (8,760 shares). Each grant vested one-third upon issuance of the award, one-third after the first anniversary, and one-third on the second anniversary of the award.
Each Award Agreement contains customary provisions related to confidentiality, intellectual property, employee non-competition, and non-solicitation of Company customers and employees.
Pay Mix
The table below sets forth the key components of compensation and pay mix for the Named Executive Officers based on target payout levels for fiscal year 2025 as a percentage of total compensation:

Officer*	Base Salary	Cash Bonus (at Target)	Equity Awards
Christopher J. Reedy	62%	23%	15%
Joe A. Peters	75%	23%	2%
*Mr. McMahon left the Company’s employment prior to the Compensation Committee finalizing FY 2025 compensation. Mr. Sefchick was not employed by the Company during FY 2025.
Performance Measures and Decision-Making Process of Executive Compensation
The Compensation Committee significantly revised the components of executive compensation in fiscal 2025 by creating the Annual Cash Bonus Plan and issuing annual equity incentives awards. The Committee also elected to not renew any executive Employment Agreements and permitted them to expire on January 1, 2025. As a result, base salary and bonus amounts were subject to greater Compensation Committee control. The Committee also elected to provide a Severance Agreement and Change in Control Severance Agreement to executive officers, which are detailed below.
The Committee desired to rebalance total compensation to:
•reduce Base Salary in absolute and relative amounts (compared to total compensation);
•formalize cash bonus programs to incorporate both objective financial criteria and personalized KPIs that would facilitate goal setting, and
•provide for annual equity awards with multi-year vesting to incentivize long-term strategy and smooth-out the corporation’s stockholder dilution of equity compensation.
The performance measures used by the Compensation Committee in determining executive compensation for fiscal year 2025 were:
•the absolute one-year Company performance as measured by levels of revenue and operating income; and
•Company progress toward its strategic goals and the impact each executive officer could have through KPIs.
To make its decisions on executive compensation, the Compensation Committee reviewed in detail each of the performance measures above and reviewed compensation market data. The Compensation Committee also reviewed the total compensation and benefits of the executive officers and considered the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO provided the entire Board of Directors with an assessment of his own performance with respect to the performance measures listed above, which the Board considered in its assessment of his performance for fiscal year 2025. The CEO reviewed the performance of the other executive officers with the Compensation Committee and made recommendations regarding the components of their compensation.
When making its compensation decisions, the Compensation Committee discussed levels of compensation for the CEO and the other executive officers with the full Board of Directors.
Employment Contracts, Termination of Employment and Change-in-Control Agreements
On February 4, 2020, the Company, entered into employment agreements (each an “Employment Agreement” and collectively, the “Employment Agreements”) with (i) Christopher J. Reedy, President and Chief Executive Officer, (ii) Tad M. McMahon, former Chief Financial Officer and Secretary, and (iii) Joe Aric Peters, former Vice President – Sales and Marketing. Each Employment Agreement terminated January 1, 2025.
In January 2025, the Company entered into a Severance Agreement (“Severance Agreement”) and Change in Control Agreement (“Change in Control Agreement”) with Mr. Reedy and Mr. Peters that terminated May 1, 2025. Mr. Reedy executed a new Severance Agreement and new Change in Control Agreement on July 17, 2025 on substantially similar terms that runs until April 30, 2026.
The Severance Agreements provide for severance payments equal to 12 months of base salary for an employee whose employment with the Company is terminated without cause (as defined in the Severance Agreement), so long as the employee executes a release of claims and complies with all non-compete and non-solicit covenants executed with the Company.
The Change in Control Agreements provide that in the event of a “Change of Control” of the Company followed within two years by (a) the termination of the employee’s employment for any reason other than death, disability, retirement or “cause” or (b) the resignation of employee due to “good reason,” then the employee will (i) be paid a lump sum cash amount equal to the sum of two times his highest compensation (salary plus bonus) for any consecutive 12 month period within the previous three years; and (ii) remain eligible for coverage under applicable medical, life insurance and long-term disability plans for two years following termination.
Each of the restricted stock agreements for restricted stock awards made in fiscal 2025 includes provisions governing vesting in the event of the death, disability or retirement of the executive. In the event of the death of the executive or termination of employment of the executive prior to the one year anniversary of the date of award, the award terminates, and all unvested shares of restricted stock are automatically forfeited for no consideration. In the event of death of the executive or termination of employment due to “Total Disability” or “Retirement” on or after the one year anniversary of the date of the award, any shares of restricted stock that remain unvested become immediately vested. In the event of an employment termination for any other reason, all unvested shares under the award agreement are forfeited. Upon a change in control of Butler National Corporation, all unvested shares under the award agreement are vested.
Employee Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for executive officers. The Board of Directors adopted stock ownership guidelines in order to align executive officer’s interests with those of the Company and its stockholders. Under the guidelines, executive officers have three years from the date they become subject to the guidelines to acquire shares of the Company’s common stock valued at two times the executive officer’s base salary.
2025 Summary Compensation
The following table below sets forth certain compensation information concerning the Chief Executive Officer and our three additional most highly compensated executive officers for the fiscal years ended April 30, 2025 and 2024.

Our listed officers are the CEO, CFO, Vice President and former CEO. The “Executive Compensation” section presents compensation earned by the listed officers for fiscal years ending April 30, 2025 and 2024:
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)(3)
Christopher J. Reedy	2025	581,147	243,012	135,000	—	71,833	1,030,992
President, Chief Executive Officer and Secretary	2024	589,218	211,442	—	—	69,322	869,982

Tad M. McMahon*	2025	295,676	—	—	—	166,902	462,578
Former Chief Financial Officer and Secretary	2024	373,003	87,212	—	—	73,105	533,320

Joe Aric Peters **	2025	545,388	—	15,000	—	381,398	941,786
Vice President	2024	704,785	111,731	—	—	83,762	900,278
*Tad McMahon’s employment with the Company terminated on January 2, 2025.
**Joe Aric Peters employment with the Company terminated on May 1, 2025. Due to his termination, Mr. Peters eligible bonus for the fiscal year ended April 30, 2025 was paid out as part of his severance and is reflected in his All Other Compensation amount.
***Adam B. Sefchick’s employment with the Company commenced on May 14, 2025, after the fiscal year ended April 30, 2025 reported on herein.
All Other Compensation:

Name	Year	Severance ($)	Automobile Usage ($)	Health Benefits ($)	Memberships ($)	Matching Contributions to 401(k) ($)
Christopher J. Reedy	2025	—	—	15,333	10,500	46,000
	2024	—	—	16,541	9,281	43,500
Tad M. McMahon	2025	122,596	—	17,077	3,500	23,729
	2024	—	—	26,105	3,500	43,500
Joe Aric Peters	2025	300,000	—	23,550	11,848	46,000
	2024	—	—	26,105	14,157	43,500
(1)Stock awards are comprised of restricted stock. Valuation is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended April 30, 2025 for valuation assumptions used.
(2)Includes the amounts in the “All Other Compensation” table.
(3)All benefits are provided for in the tables, summaries, and footnotes above. We did not participate in the following transaction and such item is therefore not reported in table format: Nonqualified Deferred Compensation Table.

The following table sets forth information regarding the number of shares of unvested restricted stock held by the Named Executive Officers at April 30, 2025.
Outstanding Equity Awards at April 30, 2025

	Option Awards					Stock Awards
Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Christopher J. Reedy	—	—	—	—	—	52,023	(2)	$77,514	—	—

Joe Aric Peters	—	—	—	—	—	5,780	(3)	$8,612	—	—
All unvested shares of restricted stock were issued under the Butler National Corporation 2016 Equity Incentive Plan. See also “Employment Contracts, Termination of Employment and Change-in-Control Agreements” for additional information that could affect the vesting of these awards.
(1)Tad McMahon’s employment with the Company terminated on January 2, 2025. Adam B. Sefchick’s employment with the Company commenced on May 14, 2025, after the fiscal year ended April 30, 2025 reported on herein.
(2)Mr. Reedy’s restricted stock award will vest as follows: 26,011 shares on January 7, 2026 and 26,012 shares on January 7, 2027.
(3)Mr. Peter’s restricted stock award would have vested as follows: 2,890 shares on January 7, 2026 and 2,890 shares on January 7, 2027. Mr. Peter’s employment with the Company terminated on May 1, 2025, and these unvested shares were forfeited.
(4)Value is based on the closing price of the Company’s stock of $1.49 on April 30, 2025, as reported on OTCQX.

Pay versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the fiscal years ended April 30, 2025 and 2024. In determining the “compensation actually paid” to our Named Executive Officers, SEC rules require us to make various adjustments to amounts reported in the Summary Compensation Table because the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values reported in our Summary Compensation Table, as well as the adjusted values required in this section by SEC rules.

Year(1)	Summary Compensation Table Total for Current PEO ($)	Summary Compensation Table Total for Former PEO ($)	Compensation Actually Paid to Current PEO ($)(1)	Compensation Actually Paid to Former PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($)(2)	Net Income ($)
2025	$1,030,992	$—	$1,064,807	$—	$702,182	$705,939	$160.22	$12,551,000
2024	$871,000	$191,000	$961,000	$(568,000)	$717,000	$807,000	$90.32	$12,512,000
2023	$410,000	$1,060,000	$266,000	$796,000	$352,000	$(92,000)	$74.19	$4,516,000
(1)Amounts represent compensation “actually paid” to our Principal Executive Officer (“PEO”) and the average compensation actually paid to our remaining Named Executive Officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:
(2)Calculated as 100 dollars invested in the Company’s common stock on April 29, 2022 at $0.93 per share, $0.69 per share on April 28, 2023, $0.84 per share on April 30, 2024 and $1.49 per share on April 30, 2025.

Year	Current PEO	Former PEO	Non-PEO NEOs
2025	Christopher J. Reedy		Tad M. McMahon, Joe Aric Peters
2024	Christopher J. Reedy	Clark D. Stewart	Tad M. McMahon, Joe Aric Peters
2023	Christopher J. Reedy	Clark D. Stewart	Tad M. McMahon, Craig D. Stewart

Compensation actually paid to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2023			2024			2025
Adjustments	Current PEO	Former PEO	Average non- PEO NEOs	Current PEO	Former PEO	Average non- PEO NEOs	Current PEO	Average non- PEO NEOs
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(144,000)	$(264,000)	$(72,000)	$60,000	$-	$60,000	$33,815	$3,757
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Vested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	-	-	-	30,000	-	30,000	-	-
Deduction of ASC 718 Fair Value of Awards Granted during Prior FYs that were Forfeited during Applicable FY, determined as of Prior FY End (3)(4)	-	-	(377,000)	-	(759,000)	-	-	-
TOTAL ADJUSTMENTS	$(144,000)	$(264,000)	$(449,000)	$90,000	$(759,000)	$90,000	$33,815	$3,757
(3)800,000 shares of restricted stock forfeited by Craig Stewart upon termination of employment occurring on January 20, 2023, valued at $0.93 per share (the closing price of the Company’s common stock on April 29, 2022).
(4)1,100,000 shares of restricted stock forfeited by Clark D. Stewart upon termination of employment on May 9, 2023, valued at $0.69 per share (the closing price of the Company's common stock on April 28, 2023).
Relationship Between Financial Performance Measures
Below is a comparison of the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining Named Executive Officers, with (i) our cumulative Total Shareholder Return (“TSR”) and (ii) our Net Income, in each case, for the fiscal years ended April 30, 2025 and 2024.
TSR amounts reported assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

As required and defined under SEC rules, actual compensation paid reflects adjusted values to unvested and vested equity awards based on year-end stock prices and various accounting valuation assumptions. Actual compensation paid, as defined under SEC rules, largely fluctuates due to stock price changes. No equity awards were issued to executive officers in 2023 or 2024.
Net Income
The Company does not currently use net income as a metric in any of our incentive programs. For the year ended April 30, 2025, compensation actually paid for our PEO’s increased 177%, with net income increasing 0.3%.
Total Shareholder Return
The Company does not currently use total shareholder return as a metric in any of our incentive programs. For the year ended April 30, 2025, total shareholder return was up approximately 77%, reflecting a change in the Company’s stock price from $0.84 per share to $1.49. Cumulative total shareholder return from April 29, 2022 is up 60% (from $0.93 per share to $1.49 per share). The Company did not have any dividends or stock splits during the period.

ELECTION OF DIRECTORS
(Item No. 1)
At the Annual Meeting of Stockholders in October 2024, the corporation’s stockholder approved a phased destaggering of director elections. All director positions will be re-elected annually starting in 2027.
The Board of Directors currently consists of five directors divided into three classes (Class I, Class II and Class III). The term of the Class I director will expire at the upcoming annual meeting. The Board of Directors has nominated Christopher J. Reedy for election as the Class I director for a two-year term expiring at the annual meeting of stockholders to be held in 2027. Mr. Reedy currently serves as a Class I director. Mr. Yowell and Mr. Daly are Class III directors subject to terms expiring at the annual meeting of stockholders to be held in 2027. Ms. Bowen and Mr. Loh are Class II directors and the Class II directors subject to terms expiring at the annual meeting of stockholders to be held in 2026.
The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, and have a deep genuine interest in the Company. In the judgment of the Governance Committee as well as that of the Board as a whole, Mr. Reedy, nominated for the Class I director, possesses such attributes.
The nominee has consented to being named in this proxy statement, has agreed to serve if elected, and has agreed to resign if such nominee fails to obtain the votes required under the Company’s majority voting standard for director elections in an uncontested election. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
A nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. If an incumbent director fails to receive a majority of the vote for re-election, the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation. In considering whether to accept or reject the tendered resignation, the Board will consider any factors they deem relevant. Any director who fails to receive a majority of the vote for re-election will not participate in the Board consideration regarding whether or not to accept the tendered resignation.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEE.
The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Butler National.
The Board of Directors has determined that the following directors are deemed “independent” pursuant to the Nasdaq definition of independent director: Julie M. Bowen, Joseph P. Daly and Michael A. Loh. Mr. Daly does not satisfy the heightened independence standards required under Rule 10A-3 of the Exchange Act due to his ownership of over 10% of the Company’s common stock.
In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including gaming, avionics, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees
NOMINEES FOR ELECTION AS
CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2025 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Christopher J. Reedy, 2024	59
Christopher J. Reedy is the Company’s Chief Executive Officer since May 2023. Mr. Reedy is also the Company’s Secretary since January of 2025. Previously he worked as the Company’s Chief Operating Officer from January 2023 to May 2023 and as a Vice President and Secretary of the Company since 2005. In August 2024, Mr. Reedy was appointed as Chairman of the Board. Mr. Reedy worked as a lawyer in private practice from 1995 to 2000 and worked in aviation product development and sales with Bendix/King, a division of Allied Signal, Inc. from 1988 through 1993. Mr. Reedy has a bachelor's of science in Electrical Engineering from Kansas State University and a juris doctorate from the University of Missouri in Kansas City.

CLASS II DIRECTOR CONTINUING IN OFFICE
WHOSE TERM EXPIRES AT THE 2026 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Michael A. Loh, 2024	61	Lieutenant General (Ret) Michael A. Loh is a retired Director of the U.S. Air National Guard. He served 40 years in the United States Air Force and retired in 2024. His final assignment was Director Air National Guard where he was responsible for setting strategic objectives and direction for the Air National Guard from 2020 to 2024. Previously, he was The Adjutant General and Executive Director of the Department of Military and Veteran Affairs for Colorado from 2017-2020 and he has also held numerous command and staff assignments. Since 1992, he has served in management and line operations for United Airlines where he was a FAA Examiner, Instructor Pilot, and Evaluator. He still works for United Airlines as a 777 Captain. Mr. Loh holds a B.S. degree in Aeronautical Engineering from the United States Air Force Academy and an M.B.A. from Trident University.

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Julie M. Bowen, 2025	41	Ms. Bowen is a certified public accountant and has been the Chief Financial Officer at Legacy Infrastructure Group, a privately held construction company since 2022. Previously, Ms. Bowen was the Chief Financial Officer at Samson Dental Partners (2019-2020) and Bright Tiger Dental Management (2019-2021). From 2016 to 2019, Ms. Bowen was Chief Financial Officer for several entities within Tanner Consolidated Holdings, a privately held diversified holding company. From 2007 to 2010, Ms. Bowen was an Audit Senior Associate with KPMG. Ms. Bowen holds a B.S. degree in Business Administration and Accounting as well as a Master of Accountancy degrees, both from Kansas State University.

CLASS III DIRECTOR CONTINUING IN OFFICE
WHOSE TERM EXPIRES AT THE 2027 ANNUAL MEETING

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Jeffrey D. Yowell, 2024	57	Jeffrey D. Yowell operates JDY Inc., a C-Suite consulting business and is the owner of Getter Farms, LLC. Since 2015, Mr. Yowell serves on the Board of Trustees for the Trust of Buffalo Funds, a mutual fund complex of 10 funds, and has been its Board Chairman since 2018. From 1992 to 2012, Mr. Yowell served as President and Chief Executive Officer of DataCore Marketing, LLC. Mr. Yowell holds a M.B.A. from the University of Missouri – Kansas City and a B.S. from Trinity University. In January 2025, Mr. Yowell was elected to be the Board’s Executive Chairman.

Director, Year First Serving as Director	Age	Principal Occupation, Business Experience and Directorships
Joseph P. Daly, 2024	63
Joseph P. Daly is the founder and Chief Executive Officer of Essig Research, Inc., a leading provider of high-tech engineering and manufacturing services with more than 30 years of expertise in aircraft powerplants. Mr. Daly is a director of Autoscope Technologies Corp. (OTCQX:AATC) since January 2019 and is Chair of its Nominating Governance Committee. Daly was also a director from December 2013 through July 2016 and largest shareholder of Kreisler Manufacturing Inc., which was acquired by Arlington Capital Partners in July 2016. Mr. Daly holds a M.B.A./M.S.F. from Northeastern University and a B.S.M.E. from Rensselaer Polytechnic. In January 2025, Mr. Daly was appointed as the Company’s Lead Independent Director.

INDEPENDENT PUBLIC ACCOUNTANTS
(Item No. 2)
Appointment of Independent Registered Public Accounting Firm
Butler National previously engaged RBSM, LLP to audit our financial statements for the year ended April 30, 2025 and 2024. The Audit Committee of the Company has selected RBSM, LLP to be the independent registered public accountants for fiscal year 2026, which ends April 30, 2026. The Board of Directors recommends that the appointment of the auditors be ratified by the stockholders.
Representatives of RBSM, LLP are expected to be present at the Annual Meeting of Stockholders, and they may have an opportunity to make a statement if they desire to do so and may be available to respond to appropriate questions. Although stockholder approval is not required, it is the policy of our Board of Directors to request, whenever possible, stockholder ratification of the appointment or reappointment of independent public accountants.
Independent Registered Public Accounting Firm’s Fees
The following table details amounts for services provided by RBSM, LLP during fiscal 2025 and 2024 (in thousands):

Fee Type	Fiscal 2025	Fiscal 2024
Audit fees (a)	$317	$252
Audit related fees (b)	-	-
Tax fees (c)	-	-
All other fees (d)	-	-
Total	$317	$252
a)Includes fees billed for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.
b)Includes fees billed for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Company financial statements, including the audits of Company employee benefit plans, contract compliance reviews and accounting research.
c)Includes fees billed for domestic tax compliance and tax audits, corporate-wide tax planning and executive tax consulting and return preparation.
d)Includes fees billed for financial systems design and implementation services.
The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to the Company by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by RBSM, LLP for fiscal 2025. The Audit Committee has approved all of the fees listed in the above table.
In the course of its review of RBSM’s independence and performance, and the determination to retain RBSM or to engage a different independent auditor, the Audit Committee considered, among other things:
•RBSM’s historical and recent performance;
•RBSM’s capability and expertise in handling the range and complexity of our operations;
•Appropriateness of RBSM’s fees for audit and non-audit services, on both an absolute basis and as compared to its competitor/peer firms;
•The quality and candor of RBSM’s communication with the Audit Committee and management; and
•RBSM’s tenure and independence.

Vote Required For Ratification
The Audit Committee was responsible for selecting Butler National’s independent registered public accounting firm for fiscal year 2025. Accordingly, stockholder approval is not required to appoint RBSM, LLP as Butler National’s independent registered public accounting firm for fiscal year 2026. The Board of Directors believes that submitting the appointment of RBSM, LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.
The ratification of the appointment of RBSM, LLP as Butler National’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE STOCKHOLDER RATIFICATION OF RBSM, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item No. 3)
The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of Butler National’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) within this proxy statement. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company has traditionally held this advisory vote every year.
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program satisfies this goal, is strongly aligned with the long-term interests of its stockholders and is instrumental in helping the Company achieve its strong financial performance.
The Compensation Discussion and Analysis section of this proxy statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in fiscal 2025 in more detail. The executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 99.4% of the votes cast on the matter at the 2024 annual meeting of stockholders. The Compensation Committee reviewed these voting results and considered other factors in assessing our executive compensation program.
Vote Required for Approval
The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Butler National. However, the Company’s Compensation Committee will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:
RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth, with respect to the Company common stock (the only class of voting securities), the only persons known to be beneficial owners of more than five percent (5%) of any class of the Company voting securities as of August 5, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Joseph P. Daly (3) 497 Circle Freeway Cincinnati, Ohio 45246	8,720,000	13.4%

Veradace Capital Management LLC (4) 2626 Cole Avenue Dallas, TX, 75204	7,500,112	11.6%

Zeff Capital, LP (5) 885 Sixth Avenue New York, New York 10001	7,500,000	11.6%

R. Warren Wagoner (6) One Aero Plaza New Century, Kansas 66031	3,607,033	5.6%
(1)Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting power and sole investment power. The beneficial ownership includes the shares held in the Butler National 401(k) Profit Sharing Plan for the benefit of the individual.
(2)For each person or group, the percentage of ownership was determined by dividing the number of shares shown in the table by 64,854,736 (the number of shares of Butler National Corporation common stock outstanding as of August 5, 2025).
(3)The number of shares for Joseph P. Daly is from his Form 4 filed July 11, 2025 reporting that Joseph P. Daly owned 4,390,000 shares and EssigPR Inc. owned 4,330,000 shares.
(4)The number of shares for Veradace Capital Management LLC is from Amendment No. 4 to Schedule 13G filed by Veradace Capital Management LLC on February 14, 2024.
(5)The number of shares for Zeff Capital, LP is from Amendment No. 6 to Schedule 13G filed by Zeff Capital, LP on August 1, 2023.
(6)R. Warren Wagoner provided to the Company the number of shares he owns as of August 5, 2025.

The following table sets forth as of August 5, 2025, with respect to the Company common stock (the only class of voting securities), (i) shares beneficially owned by all directors and current executive officers of the Company, and (ii) total shares beneficially owned by directors and officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Julie M. Bowen	8,503	*
Joseph P. Daly	8,720,000	13.4%
Michael A. Loh	112,239	*
Christopher J. Reedy	2,443,401	3.8%
Jeffrey D. Yowell	66,389	*

All Directors and Executive Officers as a Group (6 persons) (3)	11,402,256	17.6%
* Denotes less than 1%
(1)Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.
(2)For each person or group, the percentage of class was determined by dividing the number of shares shown in the table by 64,854,736 (the number of shares of Butler National Corporation common stock outstanding as of August 5, 2025).
(3)Includes shares owned by current executive officer Adam B. Sefchick, who is not a Named Executive Officer under this proxy statement as his employment commenced May 14, 2025, after the fiscal year reported herein.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the reports filed for fiscal year 2024 and 2025 through the date hereof, and related written representations from reporting persons, we are not aware of any late or delinquent filings under Section 16(a) of the Securities Exchange Act of 1934, except for two late Form 4 filings by David B. Hayden each reporting one late transaction, which were filed on August 12, 2024 and April 24, 2025, one failure to file a Form 3 by Mickie Lamphere who served as principal financial officer from March 13, 2025 until May 13, 2025, one late Form 3 filing for Julie M. Bowen filed on April 25, 2025, and a Form 4 for Adam B. Sefchick reporting one transaction that was filed on May 21, 2025.

DIRECTOR COMPENSATION
Each non-employee director was entitled to a director’s fee of $6,000 per quarter for the first two quarters in fiscal 2025.
Commencing with the third quarter in fiscal 2025, the Compensation Committee and Board approved a change to non-employee Directors compensation to be $10,000 of cash per quarter and $12,500 of Company stock per quarter, granted from the Butler National Corporation 2016 Equity Incentive Plan, based upon the closing stock price two full trading days following announcement of annual and/or quarterly results. There are no “per meeting” fees payable for service on the Board of Directors or on any committee of the Board. Mr. Reedy and Mr. Peters (through his resignation from the Board in July 2024) received no additional compensation for service on the Board. The Executive Chairman receives an additional $40,000 per quarter reflected in the “All Other Compensation” column below. The table below sets forth compensation received by the Company’s directors during fiscal year 2025:

Name of Director	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
R. Warren Wagoner (1)	$24,000	$–	$–	$24,000
David B. Hayden (2)	32,000	25,000	–	57,000
John M. Edgar (3)	44,500	12,500	–	57,000
Jeffrey D. Yowell	32,000	25,000	53,333	110,333
Joseph P. Daly	32,000	25,000	–	57,000
Michael A. Loh (4)	20,000	25,000	–	45,000
Julie M. Bowen	2,247	—	–	2,247
(1)Mr. Wagoner departed the Board on October 30, 2024.
(2)Mr. Hayden retired from the Board effective July 11, 2025. Excludes consulting fee of $135,000 paid to Mr. Hayden under his consulting agreement with the Company that was terminated March 31, 2025.
(3)Mr. Edgar resigned from the Board effective July 3, 2025 and received $12,500 cash in lieu of the fourth-quarter stock award.
(4)Mr. Loh was appointed to the Board as a director on August 5, 2024.

Butler National also provided liability insurance for its directors and officers. The annual cost of this coverage is $227,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The Board of Directors has determined that Joseph P. Daly, Michael A. Loh and Julie M. Bowen are independent directors and would satisfy the applicable standard for determination that a director is “independent” under the Nasdaq listing standards, if such listing standards were applicable to the Company.
The Company paid consulting fees of $135,000 and $123,750 to David Hayden, a director of Butler National in each of fiscal year 2025 and 2024, respectively.
In October 2023, the Company granted to John M. Edgar, a director, 300,000 shares under the Butler National Corporation 2016 Equity Incentive Plan. These shares were fully vested and non-forfeitable on the date of the grant. These shares were valued at $0.74, for a total expensed compensation value of $222,000. The compensation related to this grant was expensed in the year ended April 30, 2024.
Clark D. Stewart and Craig D. Stewart, each formerly directors of the Company, each entered into a Separation and Mutual Release Agreement with the Company, each of the directors, and with the Company's executive officers dated July 20, 2023. Pursuant to the Agreements, in consideration of a mutual general release of claims, Clark D. Stewart and Craig D. Stewart were each paid a lump sum severance benefit, which totaled $2.7 million for Clark D. Stewart and $1.8 million for Craig D. Stewart, and in addition, the Company purchased 3,956,267 shares of Company stock from Clark D. Stewart and 1,933,402 shares of Company stock from Craig D. Stewart at $0.739 per share. The stock acquired was placed in treasury.
Butler National Corporation employed the brother (Wayne Stewart as an engineer) and son-in-law (Jeff Shinkle as an architect) of Clark D. Stewart, former director and CEO. Compensation for these related-persons (as calculated in the same manner as the Summary Compensation table shown in the most recent Proxy Statement) resulted in compensation of $292,000 and $0 respectively, for fiscal 2025 and $315,000 and $162,000 respectively, for fiscal 2024. Mr. Shinkle has not been an employee since the architectural business of the Company’s Professional Services segment was closed in January 2024. Clark D. Stewart has not been an employee since May 2023.
Effective January 2025, Butler National Corporation’s Board of Directors created the position of Executive Chairman to lead the Board and named director, Jeffrey D. Yowell, to the position. Mr. Yowell’s director role as Executive Chairman is to work with and support the corporation’s Chief Executive Officer in day-to-day and strategic responsibilities. In conjunction with Mr. Yowell’s additional responsibilities, the Company compensates Mr. Yowell an additional $160,000 per year in addition to compensation paid to all directors (currently an annual amount equal to $90,000).
The policies and procedures for payment of goods and services for related transactions follow our normal course of business standards and require the necessary review and approval process as outlined in our Policies and Procedures manual and as set forth by our Compensation Committee.
The policies and procedures for payment of goods and services for related transactions follow our normal course of business standards and require the necessary review and approval process as outlined in our Policies and Procedures manual and as set forth by our Compensation Committee.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended April 30, 2025 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company’s Annual Report on Form 10-K for the year ended April 30, 2025.
The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits of the Company.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from RBSM, LLP dated July 3, 2025 regarding the audited consolidated financial statements of the Company for the year ended April 30, 2025, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2025 for filing with the Securities and Exchange Commission.
The Audit Committee report is submitted by:
David B. Hayden, Julie M. Bowen, Michael A. Loh and Jeffrey D. Yowell
The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

CODE OF ETHICS
The Company has adopted a code of ethics for our executive and senior financial officers, violations of which are required to be reported to the Audit Committee. The Company will furnish a copy without charge upon written request to the Company’s Secretary. A copy is available on our website at https://butlernational.com/investing/. The Company intends to disclose amendments to or waivers of its code of ethics on the Company's website.
COMMUNICATIONS AND DEADLINE FOR 2026 ANNUAL MEETING
The proxy rules of the SEC permit stockholders, after timely notice to the Company, to present proposals for stockholder action in the Company’s proxy statements if such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are in accordance with the proxy rules and the Company’s Bylaws.
Under Rule 14a-8 under the Securities Exchange Act of 1934 and Section 1.11 of the Company’s Bylaws, any stockholder who intends to submit a director nomination or present a proposal at the annual stockholder meeting in 2026 must deliver such nomination or proposal to Butler National’s corporate Secretary at One Aero Plaza, New Century, Kansas 66031 on or before April 21, 2026.
In addition, to comply with Rule 14a-19 under the Securities Exchange Act of 1934, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Bylaws for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 by August 2, 2026. The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Bylaws as described above.
Stockholders may contact an individual director, the Board of Directors as a group, or a specified Board committee or group, including non-employee directors as a group, by the following means:

Mail:	Butler National Corporation One Aero Plaza New Century, Kansas 66031 Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company. The Company’s telephone number is (913) 780-9595.

OTHER MATTERS
Management knows of no other matters that will be presented at the meeting. If any other matter arises at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.
Our Annual Report for fiscal year 2025 is enclosed. The 2025 Annual Report includes the Annual Report on Form 10-K containing our financial statements for the fiscal year ended April 30, 2025.
A copy of Form 10-K and the Annual Report as we have filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder who requests it in writing to us at the address noted on the first page of this proxy statement.
The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. We may also request banks and brokers to solicit their customers who have a beneficial interest in our Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

By Order of the Board of Directors

CHRISTOPHER J. REEDY
President and Secretary